UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

APPLIED IMAGING CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

SUPPLEMENT TO PROXY STATEMENT

SECOND AMENDMENT

TO AGREEMENT AND PLAN OF MERGER WITH GENETIX GROUP PLC

YOUR VOTE IS VERY IMPORTANT

October 30, 2006

Dear Applied Imaging Corp. stockholder:

On or about October 23, 2006, we mailed to you a proxy statement relating to a special meeting of our stockholders scheduled for November 21, 2006 to consider a proposal to adopt the Agreement and Plan of Merger, dated as of August 31, 2006, among Genetix Group plc, Alpine Merger Corporation, and Applied Imaging Corp., as amended on October 20, 2006.

On October 27, 2006, Genetix Group plc, Alpine Merger Corporation, and Applied Imaging entered into a second amendment to the merger agreement.

The Applied Imaging board of directors has carefully reviewed and considered the terms and conditions of the second amendment to the August 31, 2006 merger agreement. Based on its review, the Applied Imaging board of directors unanimously determined that the merger is in the best interests of Applied Imaging and its stockholders, adopted the amended merger agreement and recommends that you vote “FOR” adoption of the amended merger agreement.

Your vote is very important. We cannot complete the merger unless the amended merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Applied Imaging common stock entitled to vote at the special meeting. The time, date and place of the special meeting of Applied Imaging stockholders have not changed. The meeting will still be held on November 21, 2006, at 10:00 a.m., local time, at Applied Imaging’s principal offices located at 120 Baytech Drive, San Jose, California 95134. The record date for the special meeting has not changed. Only stockholders who owned shares of Applied Imaging common stock at the close of business on September 28, 2006, the record date for the special meeting, will be entitled to vote at the special meeting. We have enclosed a proxy card with the accompanying supplement to the proxy statement. If you have already delivered a properly executed proxy, you do not need to do anything unless you wish to change your vote. Whether or not you plan to be present at the special meeting, if you have not previously voted or if you wish to revoke or change your vote, please complete, sign, date and return the proxy card enclosed with this supplement or submit your proxy by telephone or on the Internet as soon as possible. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting but will effectively be counted as a vote against adoption of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The attached supplement contains additional information about Genetix, Applied Imaging and the amended merger agreement. We urge you to read this document carefully and in its entirety. We also encourage you, if you have not done so already, to review the proxy statement dated October 23, 2006. You should consider the matters discussed under “Risk Factors Relating to the Merger” on page iii of the October 23 proxy statement and on page 1 of this supplement before voting.

On behalf of the Applied Imaging board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

/s/ Robin Stracey
Robin Stracey President and Chief Executive Officer Applied Imaging Corp.

The supplement is dated October 30, 2006, and is first being mailed to stockholders of Applied Imaging on or about October 31, 2006.

-i-

FORWARD-LOOKING INFORMATION

This supplement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should,” and similar expressions. Those statements include, among other things, the risk that the merger may not be consummated in a timely manner, if at all, risks regarding employee retention and other risks detailed in our current filings with the SEC, including our most recent filings on Form 8-K and Form 10-Q, which discuss these and other important risk factors concerning our operations. We caution you that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect.

RISK FACTORS

In connection with Proposals 1 and 2, you should consider the following factors in conjunction with the other information included in this supplement, in addition to the risk factors detailed in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2006, and the risk factors detailed in our proxy statement dated October 23, 2006.

We have incurred substantial expenses in connection with this transaction. If the proposed merger with Genetix is not completed, we will still be required to pay those expenses and we may be required to pay a significant termination fee, both of which may substantially impair our cash balances.

The merger is subject to certain closing conditions, including the approval of our stockholders. There are no assurances that we will obtain such approval. In this regard, one of our significant stockholders holding in excess of 15% of our shares has publicly announced that it will vote against the merger announced on August 31 at $3.06 per share. If the merger were not to be completed, we may be required to pay Genetix a termination fee of up to $1,010,000 and we will be required to pay the substantial expenses that we have incurred in connection with the proposed merger. By way of example, if our stockholders fail to approve the merger, we will be required to pay Genetix $200,000. Alternatively, if this merger were not completed because we receive a proposal from a third party superior to Genetix’s transaction and we change our recommendation to our stockholders, or because we do not hold a stockholders meeting to approve the merger by January 15, 2007, and we enter into a definitive agreement for a transaction superior to Genetix’s by January 14, 2008, we will be required to pay Genetix $1,010,000. To date, we have incurred $350,000 in fees related to the issuance of two fairness opinions and expect to incur approximately $295,000 in legal fees, approximately $150,000 in proxy related costs and accrued approximately $500,000 in expenses for the retention of senior management in the event of a vote against the proposed merger, all of which would be borne by us should our shareholders vote against the proposed merger. As of June 30, 2006, we had cash on hand of approximately $3.3 million. The payment of a termination fee and our payment of already incurred expenses without completing the proposed merger may substantially impair our cash balances.

-ii-

The fact that there is a merger pending could have an adverse effect on our business, revenue and results of operations.

While the merger is pending, it creates uncertainty about our future. As a result of this uncertainty, customers and other business partners may decide to delay, defer, or cancel purchases of our products or other business with us pending completion of the merger or termination of the merger agreement.

In addition, while the merger is pending, we are subject to a number of risks, including:

•	the diversion of management and employee attention and the unavoidable disruption to our relationships with customers and other partners may detract from our ability to grow revenues and achieve our corporate objectives;

•	the loss of employees who may depart due to their concern about losing their jobs following the merger;

•	we have and will continue to incur significant expenses related to the merger prior to its closing; and

•	we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

These risks may adversely affect our business, revenue and results of operations.

-iii-

Update to Questions and Answers About the Merger

Q:	Why are you sending me this supplement to the proxy statement?

A:	We are sending you this supplement to the proxy statement because on October 27, 2006, we entered into a second amendment to the merger agreement. This supplement provides information with respect to the second amendment to the merger agreement and certain other matters and updates the proxy statement which was previously mailed to you.

Q:	What will I now receive in the merger?

A:	Pursuant to the second amendment, Genetix will pay our stockholders $3.70 per share in connection with the merger, as opposed to $3.50 per share as was provided in the proxy statement.

Q:	Does the board of directors support the amended merger agreement?

A:	Yes. Our board of directors believes that the merger and the other transactions contemplated by the amended merger agreement are in the best interests of Applied Imaging and its stockholders, and recommends that you vote “FOR” approval of the amended merger agreement.

Q:	Where and when is the special meeting of stockholders?

A:	The date, time and location of the special meeting of stockholders have not changed. It will be held on November 21, 2006, at 10:00 a.m., local time, at our executive offices at 120 Baytech Drive, San Jose, California 95134.

Q:	What if I already voted using the proxy you sent me earlier?

A:	First, carefully read and consider the information contained in this supplement. If you have already delivered a properly executed proxy, you will be considered to have voted on the amended merger agreement, and you do not need to do anything unless you wish to change your vote.

Q:	What do I do if I want to change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new valid proxy bearing a later date by Internet, telephone or mail. If you choose to send a written notice or to mail your new proxy, you must submit your notice of revocation or your new proxy to 120 Baytech Drive, San Jose, California 95134, Attention: Corporate Secretary. Third, you can attend the special meeting and vote in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Q:	What do I do if I have not voted yet?

A:	After carefully reading and considering the information contained in this supplement, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope or submit your proxy by telephone or on the Internet as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of approval of the amended merger agreement. Because the required vote of our shareholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against approval of the amended merger agreement.

Q-1

Q:	What is the status of Company A’s offer?

A:	Please read the sections entitled “Background of the Merger” and “Developments Subsequent to the Signing of the August Merger Agreement” on pages 10-14 of the proxy statement for a summary of our prior dealings with the third party “Company A.” On October 24, 2006, Company A delivered a proposal to acquire all of our issued and outstanding capital stock for a purchase price of $3.55 per share. On October 27, 2006, our board of directors determined that the amended merger agreement with Genetix was superior to Company A’s October 24 proposal.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger, the amended merger agreement or if you need additional copies of this supplement or the proxy statement, you should contact:

Applied Imaging Corp.

Attn: Investor Relations

120 Baytech Drive

San Jose, California 95134

Telephone: (408) 719-6400

Q-2

SUMMARY OF SECOND AMENDMENT TO THE AUGUST MERGER AGREEMENT

On October 27, 2006, Genetix Group plc, Alpine Merger Corporation, and Applied Imaging entered into a second amendment to the Agreement and Plan of Merger, dated as of August 31, 2006, among Genetix Group plc, Alpine Merger Corporation, and Applied Imaging Corp. The October 23 proxy statement includes the August merger agreement and an October 20, 2006 amendment to the August merger agreement as annexes and also includes a summary of the merger agreement. A complete copy of the second amendment is included as Annex A to this supplement and is incorporated by reference into this discussion. The following discussion summarizes the material changes to the August merger agreement made by the second amendment.

Increase in Merger Consideration

The second amendment to the merger agreement provides for a $0.20 per share increase in the cash consideration to be received by Applied Imaging stockholders in the merger, from $3.50 to $3.70.

Increase in Termination Fee

The second amendment to the merger agreement also increased the amount of the termination fee payable in several circumstances by Applied Imaging to Genetix from $950,000 to $1,010,000. For a description of the circumstances in which this termination fee would be payable by Applied Imaging to Genetix, see “The Merger Agreement—Termination Fee” on page 26 of the October 23 proxy statement.

THE MERGER

An Update to Developments Subsequent to the Signing of the August Merger Agreement

On or about October 23, 2006, we mailed to our stockholders a proxy statement relating to a special meeting of stockholders scheduled for November 21, 2006 to consider a proposal to adopt our merger agreement with Genetix, which provided for a purchase price of $3.50 per share to our stockholders.

On October 24, 2006, we received another unsolicited proposal from Company A to acquire our issued and outstanding stock at $3.55 per share. Company A’s proposal would have required a break-up fee in its definitive agreement of $550,000, compared to Genetix’s $950,000. Company A informed us that it would hold its offer open until 7:00 p.m. California time on Friday October 27, 2006. Company A also indicated that it was prepared to seek legal recourse for potential breaches by our board of its fiduciary obligations and for violations of Federal securities laws, including injunctive relief.

On that same day, our board of directors met to discuss Company A’s proposal and determined that the proposal was superior to our merger transaction with Genetix for $3.50 per share. As such, we provided Genetix with notice of our board’s intent to withdraw its recommendation that our stockholders approve the merger with Genetix.

On October 27, 2006, Genetix responded with a proposal to amend the merger agreement to increase the purchase price to $3.70 per share. Genetix’s offer included an increase of the termination fee payable under certain circumstances to $1,010,000.

Later that day, our outside legal counsel discussed the increased termination fee with Genetix’s outside legal counsel. Our representatives attempted to negotiate a lower termination fee but were unsuccessful.

On that same day, our board of directors met to discuss Genetix’s proposal and determined to enter into the second amendment to the merger agreement, thereby increasing the purchase price to $3.70 per share.

An Update to the Interests of Applied Imaging’s Directors and Management in the Merger

Due to the increase in consideration payable in the merger, the executive cash retention incentive payments payable in connection with the merger will increase to the following amounts:

Officer	Payment under the Retention Incentives Approved in December 2005
Robin Stracey	$1,013,254
Terence J. Griffin	$422,189
Bill Cook	$253,314
Total	$1,375,079

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Genetix and we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W., Room 1024

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Genetix has supplied all information contained in this supplement relating to Genetix and we have supplied all such information relating to us.

Our stockholders should not send in their stock certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent.

You should rely only on the information contained in this supplement. We have not authorized anyone to provide you with information that is different from what is contained in this supplement. This supplement is dated October 30, 2006. You should not assume that the information contained in this supplement is accurate as of any date other than that date. Neither the mailing of this supplement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AMENDMENT NO. 2 TO THE

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GENETIX GROUP PLC

ALPINE MERGER CORPORATION

and

APPLIED IMAGING CORP.

This Amendment No. 2 (this “Amendment”) to the Agreement and Plan of Merger, dated as of August 31, 2006, and as amended, by and among Genetix Group PLC (“Parent”), Alpine Merger Corporation (“Merger Sub”), and Applied Imaging Corp. (“Company”), (the “Merger Agreement”) is made and entered into as of October 27, 2006, by and among Parent, Merger Sub, and the Company. Parent, Merger Sub and the Company shall be referred to hereinafter collectively as the “Parties.”

RECITAL:

WHEREAS, the Parties entered into the Merger Agreement as of August 31, 2006.

WHEREAS, the Parties entered into Amendment No. 1 to the Merger Agreement as of October 20, 2006.

WHEREAS, the Parties deem it to be in their best interest to amend the Merger Agreement, as amended, as hereinafter provided.

NOW, THEREFORE, the Parties hereto agree to amend the Merger Agreement as follows:

AGREEMENT:

1.    Definitions.  Unless otherwise defined herein, capitalized terms used herein have the meanings described to them in the Merger Agreement.

2.    Merger Consideration.  Section 1.6(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(a) Company Common Stock. Each share of the Common Stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares, will be canceled and extinguished and automatically converted (subject to Section 1.6(g)) into the right to receive $3.70 in cash, without interest (the “Per Share Amount” and the sum of the Per Share Amounts, the “Merger Consideration”), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 1.9).

3.    Fees.  Section 7.2 of the merger Agreement is hereby amended and restated in its entirety to read as follows:

7.2    Fees and Expenses Upon Termination. If this Agreement is terminated:

(a)  by either the Company or Parent in accordance with Section 7.1(b)(iii), then the Company shall pay to Parent a fee of $200,000 upon such termination;

(b)  by Parent in accordance with Section 7.1(c)(ii) or by the Company in accordance with Section 7.1(d)(ii), then the Company shall pay to Parent a fee of $1,010,000 upon such termination;

(c)  by Parent in accordance with Section 7.1(c)(i), and if and only if the Company’s breach, inaccuracy, or failure to perform was primarily attributable to its own act or omission (“Controlled Breach”), then the Company shall pay to Parent a fee of $300,000 to Parent upon such termination, provided, however, that a Controlled Breach shall be presumed to have occurred hereunder unless the Company provides Parent during the applicable cure periods with documents conclusively supporting the absence of a Controlled Breach; or

(d)  by Parent in accordance with Section 7.1(c)(iii), if any definitive agreement providing for a Qualifying Transaction shall have been entered into within twelve (12) months after the End Date, then the Company shall pay to Parent a fee of $1,010,000 upon the closing of such Qualifying Transaction. A “Qualifying Transaction” shall mean any alternative Proposal assigning an enterprise value to the Company in excess of $18.3 million and that is not a proposal primarily for capital raising purposes.

In no event shall the Company be required to pay more than one fee pursuant to this Section 7.2 and after payment in full of any such fee, neither the Company nor Parent (including Merger Sub) shall have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or their respective stockholders, provided that nothing herein shall release any party from liability for intentional breach or fraud.

4.    Expenses.  Schedule 5.12 of the Company Disclosure Letter is hereby amended and restated as set forth in Schedule 5.12 delivered concurrently with this Amendment.

5.    Revocation of Notice of Intent to Effect a Change of Recommendation.  The Company hereby expressly revokes and declares void ab initio the notice, delivered to Parent on October 24, 2006, of its board’s intent to effect a Change of Recommendation and terminate the Merger Agreement.

6.    Reference to and Effect on the Merger Agreement.

(a) Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be reference to the Merger Agreement as amended.

(b) Except as specifically amended or modified herein, all terms and provisions contained in the Merger Agreement shall remain in full force and effect.

7.    Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

[Remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

GENETIX GROUP PLC

By:	/s/ Mark Reid
Name: Mark Reid
Title: Chief Executive Officer

ALPINE MERGER CORPORATION

By:	/s/ Mark Reid
Name: Mark Reid
Title: President and Chief Executive Officer

APPLIED IMAGING CORP.

By:	/s/ Robin Stracey
Name: Robin Stracey
Title: Chief Executive Officer

****AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER****

This proxy card has been revised as a result of the October 27, 2006 amendment to the merger agreement with Genetix. If you have already voted, you do not need to return a new card unless you wish to change your vote. If you have not yet voted or wish to change your vote, please sign, date and return this card, or vote by Internet or by telephone.

APPLIED IMAGING CORP.

SPECIAL MEETING OF STOCKHOLDERS

November 21, 2006

10:00 a.m. Local Time

120 Baytech Drive

San Jose, California 95134

The undersigned stockholder of Applied Imaging Corp. hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated October 23, 2006, and hereby appoints Robin Stracey and Terence Griffin, and each of them, with full power of substitution, as Proxy or Proxies, to vote all shares of the Common Stock of the undersigned at the Special Meeting of Stockholders of Applied Imaging Corp. to be held on November 21, 2006, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.

By voting your proxy, you revoke all prior proxies and appoint Robin Stracey and Terence Griffin, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments.

There are three ways to vote. Your telephone or Internet vote authorizes the proxy holder to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12 p.m. (CT) on November 20, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/aicx/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on November 20, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Applied Imaging Corp., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

The Board of Directors Recommends a Vote FOR the following:

1.	To adopt the Agreement and Plan of Merger, dated as of August 31, 2006, among Genetix Group plc (“Genetix”), a corporation organized under the laws of the United Kingdom, Alpine Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Genetix, and Applied Imaging Corp., as amended on October 20, 2006 and October 27, 2006.

☐  FOR                            ☐  AGAINST                            ☐  ABSTAIN

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Address Change? Mark Box ☐	Indicate changes below:	Date

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL IN THIS PROXY; AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

Signature(s) In Box

When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both joint tenants sign.